Exhibit 10(k)

State Street

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110-2804


March 20, 1996


Mr. Carleton F. Bryant III
Chief Operating Officer
Westerbeke Corporation
Avon Industrial Park
Avon, MA 02322

Dear Carl:

I am pleased to inform you that State Street Bank and Trust Company (the "Bank") has completed the necessary credit approval process to renew a $3,000,000 secured line of credit (the "Line of Credit") for Westerbeke Corporation (the "Company").

The terms and conditions of the Bank's facility to the Company are as follows:

Line of Credit - $3,000,000

The Bank will make available a Line of Credit, secured by a first lien on the Company's accounts receivable and inventory, to be used for working capital purposes. Advances under the Line of Credit will be limited to the lesser of (I) $3,000,000 or (ii) a formula including up to 80% of the unpaid face amount of all eligible accounts receivable which are no more than ninety ("90") days from invoice date, plus 40% of inventory. Advances against inventory will be capped at $2,000,000. The Line of Credit may be used for direct borrowings, letters of credit up to 270 days, and bankers'
acceptances.   This line of credit will expire March 31, 1997.

A one quarter of one percent (1/4%) per annum fee will be payable on the unused Line of Credit amount, charged quarterly in arrears. Borrowings will bear interest at the State Street Bank and Trust Company Prime Rate, as announced from time to time.

Equipment Line - $500,000

The Bank will also provide an equipment line of credit, available for drawdowns until June 30, 1996. On July 1, 1996 the equipment line will convert to a five year secured term loan. The loan will amortize in sixty
(60) equal monthly principal payments. The term loan will mature by July 31, 2001. The interest rate on the equipment line will be the Bank's Prime
Rate.   At the time of conversion to a term loan, interest will be at the
Company's option, floating at the Bank's Prime Rate or fixed at a rate equal to the rate determined by the Bank as its Cost of Funds plus 225 basis points.

All other terms of the original commitment, as amended from time to time, will remain the same.

Carl, congratulations on another excellent year at Westerbeke! If the above facilities meet with your approval, please indicate your acceptance by signing on the line provided below. Thank you.


Sincerely,

By /s/ Suzanne L. Dwyer
Suzanne L. Dwyer
Loan Officer



Accepted:



WESTERBEKE CORPORATION



By /s/ Carleton F. Bryant III
By:    Carleton F. Bryant III
Title: Chief Operating Officer
Date:  March 22, 1996